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Exhibit 10.4
DATED April 2, 2020

STERLING PHARMA SOLUTIONS LIMITED and
SEATTLE GENETICS, INC.

COMMERCIAL SUPPLY AGREEMENT
relating to the supply of [ * ]

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THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) dated April 2, 2020 is made between:-
(1) STERLING PHARMA SOLUTIONS LIMITED (CN 05712796) whose registered office is at Dudley, Cramlington, Northumberland, NE23 7QG, England (“the Supplier”); and
(2) SEATTLE GENETICS, INC. (a Delaware corporation) whose registered office is at 21823 30th Drive S.E., Bothell, WA 98021, USA (“the Purchaser”).
Supplier and Purchaser are collectively referred to as “the Parties” and each individually as a “Party.”
BACKGROUND
(A)The Supplier has established the manufacturing process for the Product and has received the necessary manufacturing technical transfer from Purchaser (as defined below).

(B)The Purchaser now wishes to purchase the Product from the Supplier on a commercial scale and the Supplier wishes to so sell the Product to the Purchaser subject to the terms and conditions of this Agreement.
IT IS AGREED as follows:-
1.Interpretation
a.In this Agreement the following expressions have the following meaning:-

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“Affiliate”	means in relation to either Party, any person that Controls such Party, is Controlled by such Party or is under the common Control with such Party (and for the purpose of this expression “Control” shall mean in relation to any Party, the beneficial ownership of more than 50% of the issued share capital of, or the legal power to direct or cause the direction of the general management of the Party in question or its holding company or parent undertaking;
“Applicable Law”
means any relevant and applicable laws, rules, regulations, practices, guidelines, or other requirements of any Authorities including but not limited to, those relating to anti-bribery or anticorruption such as the Foreign Corrupt Practices Act of 1977, the UK Bribery Act, the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and:
(a) the International Conference on Harmonisation Guidelines, ICHQ7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and/or
(b) the principles and guidelines of Good Manufacturing Practices for medicinal products as defined within EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice; and/or
(c) those practices from time to time required by provisions of 21 C.F.R., by the parts 210 and 211 and all applicable rules, regulations, orders and guidance published thereunder, including requirements applicable to the qualification and validation of the Manufacturing Site, equipment and the process; and/or
(d) subject to prior approval by the Supplier, those practices from time to time required by the regulations applicable to the supply of End-Product in such other locality as the Purchaser may wish to supply the End-Product provided that such requirements shall in any event be no more onerous than the requirements set out in (a) and (b) and (c) above;

“Authority”	means any supra-national, federal, national, regional, state, provincial, or local authority responsible for granting approvals for the performance of services under this Agreement or for issuing any Applicable Law or for exercising authority with respect to the manufacture of any Product or Manufacturing Site including without limitation the FDA and EMEA;
“Background”	means, with respect to either Party, all rights in Intellectual Property and Confidential Information, that are owned or controlled by that Party prior to the Effective Date or that come into the ownership or control of that Party during the term of this Agreement other than as a direct or indirect result of the performance by the Parties of their respective obligations under this Agreement;
“Batch Record”	means a record in such form and substance as shall be agreed between the Purchaser and the Supplier signed by a Responsible Person pursuant to Section 11;
“Business Day”	means any day except a Saturday or Sunday on which the clearing banks are open for business in [ * ];
“Certificate of Analysis”	means a certificate, in such format as shall be agreed between the Purchaser and the Supplier signed by a Responsible Person;
“Change Control Procedure”	means the procedure set out in the Supplier’s change control procedure (as set forth in the Quality Agreement and which may be updated from time to time) for changing the manner in which the Supplier manufactures the Product;
“Confidential Information”
means in relation to each Party any Intellectual Property, Specifications or other information of a technical nature owned by such Party, or confidential information relating to the business affairs, commercial information or finances of that Party:
a)supplied or otherwise made available to the other Party; or

b)coming into the other Party’s possession under or in relation to this Agreement; or
c)derived from either of (a) or (b) (and information in category c) shall be deemed the confidential information of the party from whose confidential information it was derived).

“Contract Year”
means the period of twelve (12) months from the Effective Date and each consecutive period of twelve (12) months thereafter except that the last Contract Year of this Agreement shall expire on the expiry or termination of this Agreement;

“Effective Date”	means the date of this Agreement as specified on page 4;
“End-Product”	means the small molecule tyrosine kinase inhibitor known as Tucatinib, in tablet form;
"EMEA"	means the European Medicines Evaluation Agency;
"FDA"	means the U.S. Food and Drug Administration;
"Firm Commitment"	shall have the meaning set out in Section 3.2;
“Force Majeure”	means in relation to either Party, any unforeseen circumstances beyond the reasonable control of that Party which directly prevents or has a material adverse effect on that Party’s performance of this Agreement (including without limitation any acts or restraints of governments or public authorities, war, revolution, riot, civil commotion, breakdown of facility or equipment, shortage of raw materials or utilities, extreme weather conditions including excessive rain fall or atmospheric changes);
"Forecast Schedule"	shall have the meaning set out in Section 3.1;
“Foreground”	means any Intellectual Property first created, made, conceived, discovered or reduced to practice as a direct or indirect result of the performance by the Parties of their respective obligations under this Agreement (excluding any know how of general application);
“General Foreground”	means any Foreground which may be useable by the Supplier in its general business and is capable of exploitation without using or infringing any of the Background of the Purchaser;
“ICHQ7A”	means the ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients Q7A, as amended from time to time;
“Independent Laboratory”	means such laboratory as shall be mutually agreed between the Parties as shall be used for the purpose of Section 22.3;
“Intellectual Property”	means patents, trademarks, service marks, design rights (whether capable of registration or otherwise), including applications for any of the foregoing, copyright, know-how, trade or business names and other similar rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, whether capable of registration or not;
“Manufacturing Licences”	means all licences necessary for or required in connection with the manufacture of the Product at the Manufacturing Site;
“Manufacturing Site”
means the manufacturing facility of the Supplier at [ * ] or such other manufacturing facility of the Supplier as shall have been approved in writing by the Purchaser for the manufacture of the Product under this Agreement;

“Materials”	means the raw materials (including Starting Materials) and components used in the manufacture of the Product;
“Order”	shall have the meaning set out in Section 3.1;
"PPI Index"	means the Producer Price Index for [ * ] or such other index as the Parties may agree in writing;
“Price”	means the price of the Product as stated in Schedule 1 (including costs of Materials and conversion costs) and calculated pursuant to Section 6;
“Product”
means the product under Purchaser’s product code [ * ] and Supplier’s product code [ * ] in such form as is necessary per the current effective Specification to commence the next step in, or stage of, the supply chain therefor;

“Product Documentation”	means, for each batch of the Product, the Certificate of Compliance, the Certificate of Analysis, and the Batch Records (including analytical testing data, if any);
“Product Licence”	means each and every product licence, marketing authorisation or any other authorisation(s) (as the case may be) relating to the marketing, sales and/or distribution of any End-Product;
"Purchaser Indemnitees	means the Purchaser, a relevant Affiliate, licensee, sublicensee or collaboration partner and its respective officers, directors, employees and agents;
"Quality Agreement"
means a quality agreement to be agreed between the Parties as soon as practicable but in no event later than [ * ] days following the execution of this Agreement, describing the quality assurance responsibilities and obligations of the Parties for the manufacture of the Product;

“Regulator”	means any relevant Authority which regulates any aspect of the manufacture of the Product and/or the sale or marketing of any End-Product;
“Responsible Person”	means for the purpose of Section 11 the appropriate member of the Supplier’s Quality Unit appointed to carry out the activity in question in accordance with Applicable Law;
“Specification”	means the specification for the Product as identified in Schedule 2, as may be amended from time to time in accordance with Section 2.6;
"Starting Materials"	means [ * ] complying with the current effective specification for the Starting Material;
"Supplier Indemnitee"	means the Supplier, its Affiliates, and its and their respective officers, directors, employees and agents;
“Term”	means the term of this Agreement specified under Section 27.1; and
[ * ]	means [ * ].
b.For the purposes of this Agreement:-
c.The headings and recitals are for convenience only and they shall not affect its construction or meaning.

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d.References to sections, recitals, Schedules and paragraphs are to sections of, recitals and schedules to and paragraphs of those schedules to this Agreement;
e.The Schedules form part of this Agreement and the expression “this Agreement” includes the Schedules;
f.References to any statute, statutory instrument, or regulation shall mean a reference to that provision as amended from time to time, any successor legislation thereto and any regulations promulgated thereunder;
g.Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders;
h.References to any person (which for the purposes of this Agreement shall include bodies corporate, unincorporated associations, partnerships, limited liability partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person’s permitted successors and assigns; and
i.General words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things and each reference throughout this Agreement to “includes” or “including” shall be construed without limitation.
2.Purchase and Supply of Product
a.In accordance with the terms of this Agreement, the Supplier shall manufacture and the Purchaser shall purchase quantities of the Product in accordance with the ordering and forecasting arrangements included under Section 3. Supplier shall maintain and send a report of any Purchaser-owned inventories by the [ * ] of each month. The report must include the quantity and lot number of each Purchaser Material, Starting Material, and Product.
b.The Parties agree that during the [ * ] of this Agreement the Purchaser shall purchase at least [ * ] of the Purchaser's total requirements for the Product from the Supplier. Thereafter, for the remainder of the Term the minimum purchase level will be reduced to [ * ] of the Purchaser's total requirement for the Product.
c.For the purpose of this section the Purchaser's total requirements shall mean the total quantities of the Product ordered by the Purchaser.
d.The Supplier shall manufacture the Product:-
i..at the Manufacturing Site;
ii..in conformance with the Specification;
iii..in accordance with Applicable Law; and
iv..in accordance with the Quality Agreement.
e.The Supplier shall not change:-
i..the Manufacturing Site in which the Product is manufactured; or

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ii..the manufacturing or testing methods, process and/or facility which are identified under registration of the End-Product with the relevant Regulator as being used in the manufacture of the Product in each case without first obtaining written consent from the Purchaser to such change, such consent not to be unreasonably withheld. Any change pursuant to this Section 2.5 shall be implemented in accordance with the Change Control Procedure.
f.No change may be made to the Specification or to the Materials, process and/or facility which are identified under registration of the End-Product with the relevant Regulator without the prior written agreement of the Parties (regardless of whether such changes are requested by either of the Parties or a Regulator), which shall not be unreasonably withheld, conditioned, or delayed. The reasonable costs of such Purchaser-requested changes shall be paid by the Purchaser.
3.Orders and Forecasting
a.The Purchaser shall, provide the Supplier with a [ * ] rolling forecast on a quarterly basis ("Forecast Schedule") by the [ * ] of the [ * ]. The first such Forecast Schedule and the corresponding purchase order (“Order”) shall be provided to the Supplier on or before the Effective Date.
b.Subject to Section 2.2 and the remaining provisions of this Section 3, [ * ] of each Forecast Schedule will be binding on both Parties ("Firm Commitment") for the Product demand. The remaining [ * ] of the Forecast Schedule will be a non-binding forecast.
c.If the [ * ], the Purchaser may [ * ].
d.On a [ * ], the Purchaser will provide the Supplier with separate Orders confirming the newly binding portion of the Firm Commitment for each campaign, which may include additional quantities of Product demand, subject to the maximum campaign quantity set out at Section 3.12.
e.Orders shall be submitted by the Purchaser by email and in accordance with Section 3.4, setting out the number of whole batches of the Product required. Orders shall become binding upon the Supplier's acceptance pursuant to Section 3.7.
a.The required delivery date for each campaign will be specified in the Forecast Schedule and confirmed in the corresponding Order. In the event of any conflict with regard to delivery, the Order shall prevail.
b.The Supplier shall respond to each Order received from the Purchaser as soon as reasonably practicable following receipt. The response shall include confirmation of the delivery dates and quantity as set out in the Order. In the event that discussion is required regarding the timing of production and delivery then the relevant planning personnel from both Parties will endeavour to agree and confirm any amendments to the Order. The Supplier shall respond to each Order within [ * ] after receipt of such Purchase Order.
c.For the avoidance of doubt, Orders placed by Purchaser will be deemed as accepted by Supplier to the extent that an order is consistent with the Firm Commitment and this Section 3. Supplier shall deliver the Product within the term agreed by the Parties in the corresponding Order and Firm Commitment.

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d.To the extent they do not exceed the scope of the Firm Commitment, each Order will be confirmatory of the Firm Commitment rather than creating a new legal obligation. For clarity, as [ * ] of the Forecast Schedule becomes [ * ] of the Firm Commitment it will automatically become binding except to the extent [ * ]. The Parties agree to discuss as soon as is practicable any such overage, and Supplier will use reasonable efforts to fulfil such overage or any other additional Product requirement not contemplated by the Forecast Schedule.
e.Any material change on any Purchase Order shall require the prior written agreement of Supplier and Purchaser. Without prejudice to Section 27, Orders shall be firm and binding and may not be cancelled, either totally or partially, unless both Parties agree to such cancellation.
f.Unless otherwise agreed in writing in respect of each campaign the Supplier shall supply Product in batch sizes of [ * ].
g.Unless otherwise agreed in writing, the Supplier shall not be obliged to manufacture and supply a campaign of more than [ * ] of Product under any single Order but the Supplier will use all reasonable efforts to do so where requested by the Purchaser.
h.Subject only to confirmation by the Supplier pursuant to Section 3.12 each Order placed by the Purchaser pursuant to Section 3.7 will be regarded by the Parties as a binding irrevocable commitment by the Purchaser to buy from the Supplier, and by the Supplier to manufacture and supply to the Purchaser the relevant quantity of the Product according to the requirements set out in the Order.
i.If during any quarter the Purchaser fails to place Orders sufficient to satisfy the Firm Commitment, then, unless otherwise agreed in writing, [ * ].
4.Delivery
a.If Supplier fails to deliver the Product according to the corresponding Order and/ or Firm Commitment in either quantity [ * ] or timing [ * ], the Parties will promptly [ * ].
b.In such cases as 4.1 above, both Parties will mutually consider [ * ] including: [ * ].
c.If [ * ] due to Supplier's fault, [ * ] Product due to be delivered in a quarter is not delivered within [ * ] of the end of that quarter, and such failure occurs [ * ], then the Supplier shall be considered to have materially breached this Agreement.
d.The Supplier shall make delivery of the Product at the Supplier’s premises at [ * ] on an [ * ] basis (as defined in Incoterms 2010) or to such other location or on such other terms as may be agreed in writing between the Parties.
e.If the Purchaser fails to take delivery within [ * ] of the specified date or to give the Supplier adequate delivery or performance instructions, the Supplier may charge for any additional out-of-pocket expenses incurred in storage and/or re-delivery of the Order.
f.The Supplier reserves the right to deliver [ * ] of Product referred to in the relevant Order ordered, and the quantity so delivered shall be deemed to be the quantity ordered. If the Supplier’s production exceeds [ * ] the relevant Order, the parties will discuss Purchaser’s ability to utilize the quantity of Product exceeding [ * ] the relevant Order.

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g.The Supplier shall provide to the Purchaser with each delivery the corresponding Certificate of Analysis, and any other agreed delivery documentation as set forth in more detail in the Quality Agreement.
h.Subject to Section 4.4, upon receipt of each delivery from the Supplier under this Agreement, the Purchaser shall carry out such testing and/or control tests as prescribed under the Specification and shall report any adverse findings to the Supplier pursuant to Section 22.3.
i.If Purchaser requests, the Supplier shall store the Product at the Supplier's premises at [ * ] for [ * ] free of charge following release by Purchaser, and thereafter at a daily rate to be agreed by the Parties in writing. For the purposes of this Section 4.9, the Product shall be deemed to have been delivered upon it being placed into storage by the Supplier.
j.In order to promote efficient and effective supply chain planning, the appropriate personnel from the Parties’ respective manufacturing departments will meet as agreed (and in any event no less than once during each Contract Year) during the Term to discuss, consider and implement such measures as they mutually consider and agree to be appropriate to manage the demand and supply aspects of this Agreement and to review performance.
5.Passing of Title and Risk in Product
a.Risk and responsibility for the Product shall pass to the Purchaser consistent with Incoterms (version 2010) [ * ] in accordance with Section 4.4. For the avoidance of doubt, [ * ].
6.Price of Product
a.Subject to Sections 6.2 and 6.3, once per Contract Year, or at any time during a Contract Year if [ * ], the Supplier may vary the Price [ * ].
b.The Supplier shall act in good faith and endeavour to secure the best price reasonably obtainable in the circumstances from approved suppliers.
c.Supplier shall maintain such records as may be reasonable in the circumstances to verify the calculation pursuant to Section 6.1. Supplier will, upon Purchaser's reasonable request and within [ * ] pursuant to Section 6.1, provide such records (redacted as the Supplier may determine in its reasonable discretion) to the Purchaser for the strict purpose of allowing the Purchaser to verify the calculation. Purchaser shall agree to keep Supplier’s business information confidential. [ * ].
d.With effect from the beginning of each Contract Year, and only once per Contract Year, the Supplier may vary the Price [ * ].
e.The Price as adjusted in accordance with this Section 6 shall be effective for all Orders of the Product placed by the Purchaser until the next scheduled price review the following Contract Year, unless otherwise agreed in writing.
f.The Price and any other amounts payable pursuant to this Agreement shall be as stated and include the cost of Materials, conversion cost and the cost of delivery [ * ] but exclusive of sales or use taxes.

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7.Invoice and Payment
a.Supplier shall invoice Purchaser as follows: [ * ].
b.Each invoice issued by the Supplier hereunder shall specify:-
i..the Price in respect of the Product in Pounds Sterling;
ii..the quantity of Product delivered and the corresponding Order;
iii..the amount of sales or use taxes due (if any) in respect of the Product; and
iv..any other amounts reimbursable to the Supplier pursuant to this Agreement.
c.Unless otherwise stated in the relevant Order, or due to a bona fide dispute, payment shall be made in full and cleared funds in Pounds Sterling to the account designated by the Supplier in writing and in accordance with the payment terms, which shall be [ * ] from the date of the relevant invoice.
d.If the Purchaser fails to pay on the due date, the total undisputed price due under an invoice the Supplier may suspend that particular delivery of Product until that outstanding amount is paid in full.
e.Interest at an annual rate of [ * ] will accrue daily (both before and after judgment) and be calculated on a daily basis and compounded quarterly on undisputed overdue accounts from the date of invoice until payment.
f.The Parties are entitled to set off sums owed by one Party under this Agreement against sums owed by the other Party.
8.Supply and Storage of Materials and Product
a.The Supplier shall be solely responsible for ordering the relevant quantities of Materials for use in the manufacture of the Product under this Agreement. The Supplier shall purchase and use only Materials and procedures in the manufacture of the Product which comply with the requirements of Applicable Law and the provisions of this Agreement. Any such purchase from a supplier shall be on the Supplier’s own behalf and not as an agent for the Purchaser.
b.The Supplier shall at all times store and warehouse all Materials and the Product in premises that are secure, clean and compliant with the Manufacturing Licence and Applicable Law.
9.Product Licence
The Purchaser shall be responsible for the registration of the End-Products with all relevant Authorities and the Supplier shall, at the Purchaser’s expense, provide such assistance as the Purchaser may reasonably request in connection with such matters insofar as such assistance relates to the manufacture of the Product or End Product and/or performance of this Agreement by the Supplier.
10.Manufacturing Licence

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The Supplier shall obtain and maintain in full force and effect for the duration of this Agreement the Manufacturing Licence and all necessary permits, licences, approvals and authorisations required under Applicable Law in the country of manufacture to enable the Supplier to manufacture and supply the Product to the Purchaser and if relevant, its licensees, sublicensees and collaboration partners.
11.Responsible Persons
a.The Supplier shall at all times and in accordance with Applicable Law:-
i..employ a Responsible Person who shall be responsible for confirming by his/her signature on the appropriate Batch Record that each batch of the Product conforms with the requirements of the Specification(s) therefore and is manufactured in accordance with Applicable Law;
ii..supply to the Purchaser and if relevant, its licensees, sublicensees and collaboration partners, with each delivery of the Product a Certificate of Analysis duly signed by the Responsible Person corresponding to the Product contained in that delivery.
b.The Responsible Person shall be responsible for the release of each batch of the Product. Such release shall only be made after the Product Documentation (which shall be signed by the Responsible Person) for each batch of the Product has been produced.
12.Quality Assurance
a.The Supplier shall supply to the Purchaser, as set forth in the Quality Agreement, copies of its analysis and data supporting the Product Documentation provided in accordance with Section 11.
b.The Supplier shall ensure that quality assurance tests agreed by the Parties from time to time are adopted and that representative samples of the Product are taken, analysed, and retained in accordance with the requirements of Applicable Law and the Quality Agreement.
c.Further, the Supplier shall ensure that testing methodology and testing reference standards comply with Applicable Law to the extent that such testing methodology and testing reference standards have not already been provided by the Purchaser or otherwise approved by the Purchaser. The Purchaser represents and warrants that to the extent it provides or approves testing methodology and testing reference standards the same comply with Applicable Law.
d.The Supplier shall institute and maintain process controls during the manufacture of the Product in accordance with Applicable Law. Further, the Supplier shall maintain full records of such tests and Product Documentation which shall upon request be made available to the Purchaser together with retained in-process samples according to the Quality Agreement, Purchaser’s reasonable request, or in the event of a complaint or query arising in respect of the Product. Such records and samples shall be retained by the Supplier for a period of [ * ] from the time they were made or taken after which period the Supplier shall be entitled to destroy or otherwise dispose of the samples, unless Purchaser requests that such samples be delivered to Purchaser at Purchaser’s expense or otherwise agreed.

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13.Regulatory, Compliance and Environmental
a.The Supplier shall use reasonable efforts to provide to each and every Regulator all such documents and information as may be required by such Regulator with respect to the manufacture, storage and testing of the Product and Applicable Law. The Supplier shall give written notice to the Purchaser within [ * ] of receipt of any such communication or request for information from a Regulator.
b.The Supplier shall allow and shall be responsible for handling inspections of the Manufacturing Site and any other relevant sites and premises as may be requested by such Regulator, the findings of which inspections, to the extent they affect manufacture of the Product, shall promptly be made known in writing to the Purchaser. The Supplier shall, to the extent practicable, notify the Purchaser in advance of any such inspection relating to the manufacture of the Product and provide the Purchaser with the opportunity to attend, subject to any reasonably imposed confidentiality obligations and such other conditions with respect to the access to Supplier’s premises as the Supplier may reasonably impose.
c.If any Regulator requires any changes to be made with respect to the manufacture of the Product, the Supplier shall notify the Purchaser in writing and send it copies of any relevant documents delivered to it by said Regulator within [ * ] of receipt and shall:-
i..agree within [ * ] of notification an action plan with the Purchaser with a target completion date;
ii..if the Purchaser is required by Applicable Law to change the Product Licence then the implementation of changes, if reasonably practicable, should be deferred until the Purchaser is authorized by a Regulator to change the Product Licence; and
iii..if Section 13.3.2 does not apply then the Supplier shall use all reasonable efforts to implement changes within the timeframe required by the Regulator and in accordance with the Change Control Procedure.
d.Notwithstanding Section 2.6 and save where such amendments are required as a direct consequence of the actions or inactions of Supplier, in the event that the Purchaser is required to make amendments to the Product Licence as anticipated in Section 13.3 above Supplier shall be entitled to recover from the Purchaser [ * ].  Where the Purchaser is required to make amendments to the Product Licence as anticipated in Section 13.3 above due to the actions or inactions of Supplier, then any reasonable costs incurred by Purchaser in fulfilling its obligations under this Agreement, whether delayed manufacture or increased costs, shall to the extent so caused be borne by Supplier.  The Supplier shall respond in a timely manner to any questions of a regulatory nature relating to the Product or its manufacture, raised by the Purchaser or by a Regulator.
14.Complaints and Product Recall
a.The Purchaser shall be solely responsible in accordance with Applicable Law for the reporting to Regulators of any complaints and product recalls relating to the End-Product which arise for any reason. The Supplier shall promptly advise the Purchaser of any occurrence or information which arises out of the Supplier’s manufacturing activities which have or could reasonably be expected to have adverse regulatory compliance

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and/or reporting consequences concerning the Product and/or the End-Product and promptly furnish copies of any related information or reports to the Purchaser.
b.The Supplier shall ensure that the records required to be kept by the Supplier pursuant to Section 15 are upon request made available to the Purchaser in the event of a complaint on or suspected defect in the Product.
c.Each Party shall as soon as reasonably practicable notify the other in writing upon becoming aware of the following related to the Product:-
i..where any Product or its labelling may have been mistaken for or applied to another product; or
ii..where any Product may be affected by bacteriological or other contamination, significant chemical, physical or other change or deterioration or stability failures; or
iii..where any Product is the subject of a complaint by a third party or customer in circumstances where this may impact the Product manufactured for either Party under this Agreement; or
iv..where any Product may not comply with the Specification.
d.If any of the circumstances described in Section 14.3 arise, whether notified to the other Party or not, each Party shall take all such actions as the other Party may reasonably direct. If the Purchaser or any Regulator deems that an End-Product recall is required, the recall strategy shall be developed by the Purchaser and followed by the Supplier with strict regard to timing requirements.
e.Upon notification from the Purchaser that it has received a complaint in respect of the End-Product which may be due to the Product, the Supplier will promptly upon the Purchaser’s written request conduct all such necessary internal investigations as may be reasonably necessary to determine the validity of such complaint. The findings of such investigations shall be reported in writing to the Purchaser within [ * ] of completion of the investigation, any such investigation shall be completed the soonest of: (i) as required by Applicable Law; or (ii) as set forth in the Quality Agreement; and provided that the Supplier shall keep the Purchaser informed as the investigation progresses. The Purchaser shall thereafter respond to the complainant and provide a written copy of such response to the Supplier and the Supplier shall thereupon carry out, any actions which the Purchaser may reasonably require in connection therewith.
f.In the event that any of the events in Section 14.3 occur, or any other event which may give rise to press coverage or press speculation, the Purchaser shall notify the Supplier promptly in writing once Purchaser becomes aware of such incident and possible press coverage. In such event, the Parties agree to work together to manage any complaints, public opinion and press coverage. Except as required by Applicable Law or by any regulatory body of competent jurisdiction or by the rules of such regulatory body, no announcement or communication concerning any circumstances referred to under Section 14.3 shall be made or despatched by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).
g.The costs of any action required by the Purchaser under this Section 14, shall be borne by [ * ].

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15.Documentation and Reports
a.The Supplier shall, consistent with the terms of the Quality Agreement:-
i..complete and maintain (and shall ensure that any authorised subcontractors complete and maintain) the documentation relating to the manufacture of each batch of the Product in accordance with Applicable Law and shall retain such documentation for a period of [ * ] after release of the Product;
ii..supply to the Purchaser Product Documentation relating to each batch of the Product, at the time that such Product is delivered to the Purchaser;
iii..permit the Purchaser access during audits or inspections carried out according to the provisions of Section 19, or at other times upon reasonable request during normal business hours, to all manufacturing, regulatory and quality control records in respect of the Product and the Materials used in manufacture of the Product;
iv..notify to the Purchaser [ * ] in writing the details of any batch failures, process deviations and any out of specification results which arise under manufacture of the Product as provided for in this Agreement; and
v..complete and maintain all records and reporting requirements relating to controlled drugs as may be applicable under applicable laws in the country of manufacture of the Product;
16.Intellectual Property Rights
a.This Agreement shall not affect the ownership of the respective Background of the Parties and nothing in this Agreement shall oblige either Party to maintain any rights that it has, or may have, in its Background for the benefit of the other Party or otherwise. Except as specifically provided herein, nothing in this Agreement shall be construed as granting any right in or license to either Party under any Background of the other Party.
b.Nothing in this Agreement shall give either Party any rights in respect of Background of the other Party or in respect of the goodwill associated with it.
c.Subject to the provisions of this Section 16, [ * ]. The Supplier shall [ * ].
d.Notwithstanding the right of either Party or any third party to challenge the validity of any Intellectual Property Rights of the other Party, [ * ].
e.Each Party shall promptly and fully notify the other Party of any actual, threatened or suspected infringement of any Intellectual Property Rights of the other Party of which it becomes aware, and of any claim by any third party which it becomes aware that the activities of the other Party, infringe any rights of any other person and each Party shall at the request and expense of the other Party do all such things as may be reasonably required to assist the other Party in taking or resisting any proceedings in relation to any such infringement or claim.
f.The Supplier shall at the request and cost of the Purchaser (whether during or after expiration or termination of this Agreement) sign and execute all such deeds and documents and do all such acts and things as the Purchaser may reasonably require to apply for, obtain and vest and maintain in the name of the Purchaser alone (unless the

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Purchaser otherwise directs) any Intellectual Property Rights [ * ] and defend any proceedings in respect of such applications.
g.The Purchaser hereby grants to the Supplier and its Affiliates during the Term a license to use any Background provided by the Purchaser together with [ * ] solely for the purpose of fulfilling the Supplier’s obligations under this Agreement. Supplier agrees to [ * ]. Any such [ * ].
17.Confidentiality
a.All Confidential Information disclosed to, or acquired by, either Party, its employees or sub-contractors under or as a result of this Agreement shall remain the disclosing Party's property. Each Party shall, and shall procure that its employees and sub-contractors shall, keep confidential during and after the Term all such Confidential Information acquired by it and shall not use or disclose the same to any third party without the disclosing Party's prior written consent. Each Party shall not without the prior written consent of the other Party publish or permit to be published any information whatsoever relative to this Agreement including the name of the other Party. Purchaser may disclose Confidential Information to its licensees, sublicensees and collaboration partners; provided that such recipient is under confidentiality obligations at least as restrictive as those set forth herein.
b.The duty of confidentiality under Section 17.1 and owed in relation to the Confidential Information shall continue for a period [ * ] following the expiration or termination of this Agreement, but shall not extend to any information which:-
i..the other Party can show by competent proof that it knew prior to disclosure; or
ii..is or comes into the public domain other than in breach of this Section; or
iii..is disclosed to the other Party by a third party having the right to do so; or
iv..is or has been independently developed by employees of the other Party who had no knowledge of such information described in Section 17.1 and the Confidential Information disclosed; or
v..is required to be disclosed by law or to comply with the requirements of a Regulator having jurisdiction over the disclosing Party or the contents of this Agreement, but only to that extent.
c.Upon termination of this Agreement, each Party shall at the other Party’s direction, return or destroy all of the other Party’s Confidential Information which it has in its possession or under its control, save as for one confidential copy that may be retained in a Party’s confidential files solely for purposes of monitoring compliance with the terms hereof and, where applicable, for the purposes of regulatory compliance.
18.Force Majeure
a.If any Force Majeure occurs in relation to either Party, which affects or may affect the performance of any of its obligations under this Agreement, it shall notify the other Party forthwith as to the nature and extent of the circumstances in question.
b.Neither Party shall be deemed to be in breach of this Agreement, or shall be otherwise liable to the other Party, by reason of any delay in performance, or the non-performance

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of any of its obligations hereunder, to the extent that the delay or non-performance is due to any Force Majeure of which it has duly notified the other Party, and the time for performance of that obligation shall be extended accordingly.
c.If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for a continuous period in excess of [ * ], the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.
d.If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for [ * ], then the other Party shall in its discretion have the right to terminate this Agreement forthwith upon written notice.
19.Inspections & Audits
a.The Purchaser and, if relevant its licensees, sublicensees and/or collaboration partners shall have the right from time to time during the Term [ * ] or unless otherwise agreed between the Parties and subject to Section 19.2 below, during normal business hours and upon not less than [ * ] prior notice to: (a) enter and inspect the Manufacturing Site and any related utilities and/or services used in the manufacture of the Product in order to carry out a Good Manufacturing Practice , quality and compliance audit of those parts of the Manufacturing Site involved in or which could have any impact on the manufacture of the Product (including those used for storing, warehousing and/or testing and utilities), including for the purpose of confirming that no types of product which could reasonably be expected to impact the quality of the Product are being manufactured on site in deviation of Applicable Law; (b) observe the manufacturing of the Product by Supplier at the Manufacturing Site; and (c) review the Product Documentation pertaining to Product and/ or the Manufacturing Site. Further details regarding audits and auditing procedure are found below and shall be included in the Quality Agreement.
b.The Purchaser and, if relevant its licensees, sublicensees and collaboration partners shall have the right to enter the Manufacturing Site at any time during normal business hours and upon not less than [ * ] prior notice to inspect any Product or Materials stored by the Supplier for the purpose of inspecting such Product for the purpose of Sections 4.8 and 4.9.
c.Where the Supplier is required to undertake an audit, visit or inspection by an Authority, the Supplier shall undertake a pre–audit review to ensure compliance with the Authority and/or any Applicable Law requirements.
d.Before any audits or inspections are undertaken in accordance with this Section 19 or Section 21 the Supplier must approve the auditor who will undertake such inspections or audit (such approval not to be unreasonably withheld or delayed). Supplier will:
i..permit Purchaser to be present and participate in any visit or inspection by any Authority of the Manufacturing Site to the extent it relates or affects in any way, to any Product, its manufacture, or the Manufacturing Site itself and give as much advance notice as possible to Purchaser of any such visit or inspection;
ii..provide Purchaser (where permitted by Applicable Law) with a copy of any report or other written communication received from such Authority in connection with

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such visit or inspection, and any written communication received from any Authority relating to the Product, the Manufacturing Site if it relates to or affects in any way the manufacture of Product or the Manufacturing Site, and will consult with Purchaser before responding to each such communication; and
iii..comply with all reasonable requests by Purchaser with respect to all contacts and communications with any Authority relating to this Agreement.
e.All independent inspectors or licensees, sublicensees or collaboration partners of the Purchaser enjoying access to the Supplier's premises pursuant to this Section 19 shall comply with all applicable works rules, safety rules and the reasonable instructions of the Supplier's personnel whilst at the Supplier's premises.
f.The Supplier shall be solely responsible for ensuring the Applicable Law compliance status of any authorised subcontractors used in relation to the performance of its obligations under this Agreement. The Supplier shall use commercially reasonable efforts to procure the right for the Purchaser to have the same inspection rights described in this Section 19 at the premises of any such subcontractor. If the Supplier is unable to procure such rights, it shall carry out such inspections itself on the Purchaser’s behalf and shall report the findings within [ * ] of completing the same.
20.Safety Hazards
a.The Parties will inform one another and keep one another informed of all safety hazards and changes in regulations and guidance (statutory or otherwise) which either Party knows or believes would impact the use, handling, storage, labelling, transport, treatment or disposal of the Product and each Party will ensure that the Product is handled in accordance with the special handling procedures required for the Product.
b.The Supplier will ensure that relevant consignments are safe, packaged, labelled so as to prevent any health risk to persons, property or the environment and properly marked with the appropriate internationally recognised danger symbols and that prominent hazard warnings appear in English (and/or any other language specified by the Purchaser) on all packages and documents.
c.The Supplier will further comply with its obligations as a supplier as set out in the following EC Directives: Directive 67/548/EEC (Dangerous Substances), Directive 1999/45/EC (Dangerous Preparations) and Directive 2001/58/EC (Safety Data Sheets).
21.Environmental Audit of Supplier
The Purchaser shall have the right not more than [ * ] during the Term to conduct, or to nominate an independent third party, the identity of which shall be acceptable to the Supplier, to conduct on the Purchaser’s behalf an environmental audit of the Supplier to monitor the Supplier’s compliance with applicable environmental laws and regulations and the terms of this Agreement. Any audits initiated by the Purchaser under this Section 21 shall be at the cost of the Purchaser.
22.Rejection and Replacement of Defective Product
a.Batch disposition obligations for Supplier and Purchaser, including notification for batch rejection, are described in the Quality Agreement.

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b.The Purchaser may reject Product pursuant to Section 8.5 of the Quality Agreement. The Purchaser shall have the right exercisable within [ * ] after determination of latent defects, to reject the Product or any part thereof contained in such delivery by notifying the Supplier, if it becomes aware that any such Product does not conform to the Specification.
c.The Parties shall use all reasonable efforts to resolve any dispute that may arise pursuant to this Section 22. If the Parties fail to agree within [ * ] of notification to the Supplier pursuant to Section 22.2, whether any delivery of the Product supplied by the Supplier to the Purchaser is defective or should be rejected, on the basis of the Product not meeting Specification, the dispute shall be determined by the Independent Laboratory and the decision of the Independent Laboratory shall be final and binding on the Parties. The Independent Laboratory shall act as an expert and not as an arbitrator and, unless the Independent Laboratory otherwise determines its fees shall be borne by the Party against whom the Independent Laboratory’s decision is given.
d.If the Supplier agrees or the Independent Laboratory finds in accordance with Section 22.3 that any delivery of the Product is defective or should be rejected on the basis of the Product not meeting Specification, the Supplier will at the Purchaser’s option:-
i..[ * ]
ii..[ * ]
iii..[ * ].
e.If a delivery of the Product is found by the Independent Laboratory to comply with the requirements of this Agreement, including Applicable Law and the Quality Agreement, the Purchaser shall pay for such delivery in accordance with the payment provisions contained in this Agreement.
23.Indemnities
a.Purchaser will indemnify, defend and hold harmless the relevant Supplier Indemnitee against any and all losses, damages, liabilities or expenses (including reasonable attorney’s fees and other costs of defense) (collectively, Losses” that it suffers in connection with any third party claims arising from, relating to or occurring as a result of [ * ]; all of it except and to the extent that such Losses are within the scope of the indemnification obligation of Supplier as set forth in Section 23.2.
b.Subject to Section 25, Supplier will indemnify, defend and hold harmless the Purchaser Indemnitees against any and all Losses that any of them may suffer in connection with any third party claims arising from [ * ]; all of it except and to the extent that such Losses are within the scope of the indemnification obligation of Purchaser as set forth in Section 23.1. For clarity save that, as regards [ * ]. Notwithstanding the above, [ * ].
c.The Party seeking indemnity hereunder shall promptly notify the indemnifying Party in writing of any fact or circumstance which gives rise to liability for which the indemnified Party is indemnified hereunder with promptness after such fact or circumstance first comes to the attention of the indemnified Party, further provided, however, that the failure by the indemnified Party to give such notice shall not relieve the indemnifying Party of its indemnification obligations unless, and only to the extent that, the failure to give such notice actually prejudices the rights of the indemnifying Party. If a demand,

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claim or action arising from any circumstance for which the indemnified Party is indemnified hereunder is brought by a third party, the indemnifying Party shall diligently defend such demand, claim or action at its expense with counsel of its choice and shall keep the indemnified Party informed with respect to such defence. The indemnifying Party shall not have the right to compromise or settle such claim without written consent of the indemnified Party, which consent shall not be unreasonably refused or delayed, unless the opposing Party delivers an effective release of the indemnified Party from all liability as part of such compromise or settlement. The indemnified Party shall cooperate with the indemnifying Party in all reasonable ways in defence of any such demand, claim or action, at the indemnifying Party’s expense. Notwithstanding the indemnities granted under this Agreement, the Purchaser and the Supplier shall use commercially reasonable efforts to mitigate any losses which they may respectively incur and in respect of which they may be entitled to be indemnified by the other Party pursuant to this Section 23.
24.Warranties and Disclaimers
Supplier Warranty
a.The Supplier represents and warrants to the Purchaser that the Products supplied to the Purchaser under this Agreement [ * ].
b.The Supplier represents and warrants that it has the right to enter into this Agreement; that the execution of this Agreement and the performance by the Supplier of its obligations hereunder will not result in any breach or violation or default under any other agreement to which the Supplier is a party; that the execution, delivery and performance of this Agreement has been duly authorized; and that this Agreement, when executed and delivered by the Supplier shall constitute an agreement that is the legal, valid and binding obligation of the Supplier, enforceable against it in accordance with its terms.
c.The Supplier represents and warrants that (a) it has the appropriate registrations, licenses and any other governmental authorizations required to carry out its obligations under this Agreement and at the Manufacturing Site and (b) it has not employed, and does not and will not employ, any individual who is debarred or under investigation of debarment under Applicable Law and will provide a certification that it has not used, and does not and will not use, in any capacity the services of any person debarred or under investigation of debarment under any Applicable Law in connection with its duties and obligations under this Agreement.
d.The Supplier represents and warrants that it will not [ * ].
e.The Supplier represents, warrants and covenants that it will [ * ].
f.EXCEPT FOR THE FOREGOING, THE SUPPLIER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY REPRESENTATION OR ANY WARRANTY THAT USE OF THE PROCESS OR MANUFACTURE, USE, OR SALE OF PRODUCT, WHETHER OR NOT SUCH PRODUCT IS MADE BY THE PROCESS, WILL NOT INFRINGE THE CLAIMS UNDER ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

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g.THE SUPPLIER’S SOLE LIABILITY AND THE PURCHASER’S EXCLUSIVE REMEDY IN THE CASE OF THE SUPPLY OF PRODUCT THAT DOES NOT MEET PRODUCT SPECIFICATIONS AND/OR A BREACH BY THE SUPPLIER OF ITS WARRANTY IN SECTION 24.1(a) ABOVE SHALL BE, [ * ].
h.IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOST PROFITS WHETHER DIRECT OR INDIRECT), PUNITIVE, INCIDENTAL OR SIMILAR DAMAGES IN ANY WAY ASSOCIATED WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY IN THIS SECTION 24.8 WILL NOT APPLY TO [ * ].
Purchaser Warranty
i.The Purchaser hereby represents and warrants that it is entering into this Agreement to obtain Product relating to the manufacture by the Purchaser of drug products, and that the Purchaser shall at all times comply with all, Applicable Law relating to its activities under this Agreement.
j.The Purchaser represents and warrants that: (i) to its knowledge it owns its Background and that it has the unencumbered right to disclose its Background and Confidential Information to the Supplier and to authorize the Supplier to use, and license to the Supplier the use of, the Purchaser’s Background and Confidential Information for the purposes of performing the Supplier’s obligations under this Agreement; (ii) to the Purchaser’s knowledge as of the Effective Date of this Agreement, use of any the Purchaser Background and Confidential Information by the Supplier as aforesaid for the purposes of this Agreement, including without limitation the manufacturing of Product by the Supplier and any required intermediate compounds, and the sale of Product by the Supplier contemplated hereunder, will not infringe the patent rights or any other intellectual property rights of any third party.
k.The Purchaser represents and warrants that it has the right to enter into this Agreement; that the execution of this Agreement and the performance by the Purchaser of its obligations hereunder will not result in any breach or violation or default under any other agreement to which the Purchaser is a party; that the execution, delivery and performance of this Agreement has been duly authorized; and that this Agreement, when executed and delivered by the Purchaser shall constitute an agreement that is the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.
l.EXCEPT FOR THE FOREGOING, THE PURCHASER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
25.Limitation of Liability
a.Sections 24.7, 24.8, 25.3 and 25.4 set out the entire liability of the Supplier (including any liability for the acts or omissions of its officers, employees, agents or subcontractors) to the Purchaser in respect of:-
[ * ].

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b.The Price of the Product is determined on the basis of the exclusions from and limitations of liability contained in this Agreement. The Purchaser expressly agrees that these exclusions and limitations are reasonable because of (amongst other matters) the likelihood that the amount of damages awardable to the Purchaser for a breach by the Supplier of this Agreement may be disproportionately greater than the Price of the Product.
c.SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT AND SECTION 25.4 BELOW, [ * ] TOTAL FINANCIAL LIABILITY ARISING OUT OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF:-
i..[ * ];
ii..[ * ]: OR
iii..[ * ].
d.Notwithstanding anything to the contrary contained in this Agreement, neither Party’s liability to the other Party for:-
[ * ]
shall be excluded or limited nor shall any other liability to the extent such liability may not be excluded or limited as a matter of law.
e.The exclusions from and limitations of liability set out in Sections 24 and 25 shall be considered severally. The invalidity or unenforceability of any one part of Sections 24 and 25 and shall not affect the validity or enforceability of any other part of such sections.
26.Insurance
During the Term and for [ * ] thereafter, each Party shall maintain at its own cost [ * ] insurance [ * ] insurance in an amount [ * ], but in any event not less than [ * ] and, [ * ] insurance [ * ], which may be by means of self-insurance, to cover its actual and potential liabilities hereunder and shall provide to the other a certificate of such insurance (or equivalent) upon request.
27.Duration and Termination
a.This Agreement shall be effective as of the Effective Date and shall remain in full force and effect for a period of five (5) years after which period it will continue automatically subject to termination by either Party giving not less than [ * ] notice in writing to the other such notice not to have effect until the fifth anniversary of the Effective Date at the earliest, subject always to early termination in accordance with this Section 27 or the terms of this Agreement. The Agreement will automatically terminate seven (7) years from the Effective Date unless extended by agreement between the Parties in writing.
b.If either Party shall commit any breach of this Agreement and not (i) remedy the breach; or (ii) make bona fide attempts to remedy; or (iii) enter into negotiations with the non-breaching Party to resolve the breach within [ * ] of written notice from the other Party so to do (if capable of remedy) the other Party may terminate the Agreement immediately by written notice to the Party in breach.

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c.If either Party shall compound or make any arrangement with its creditors or have a receiver appointed over all or any part of its assets or go into liquidation (whether voluntary or otherwise) save as part of a bona fide reconstruction not involving insolvency or shall take or suffer to be taken any similar action as a result of its liability to pay its debts or its insolvency it shall promptly so notify the other Party in writing giving particulars of the circumstances whereupon such other Party may terminate the Agreement immediately by written notice (for the avoidance of doubt, the Agreement may be terminated upon the occurrence of any of the circumstances described in this Section notwithstanding that the notice may not have been given as required).
d.Pursuant to Section 19.10 of the master manufacturing and supply agreement between Shasun Pharma Solutions Limited and Oncothyreon Inc. dated 18 May 2016 along with all amendments, addenda and assignments ("2016 Agreement"), both Parties hereby agree, in consideration of this Agreement, to terminate the 2016 Agreement on the Effective Date.
e.Upon Purchaser’s request, Supplier will reasonably assist Purchaser, and Purchaser shall compensate Supplier for such assistance, with the transfer of the manufacturing process associated with the Product to Purchaser or its designee. For the avoidance of doubt, for the purposes of complying with this Section 27.5, Supplier is not obligated to share its Background.
28.Consequences of Termination
a.Termination or expiry of this Agreement shall not release either Party hereto from any liability or right of action which at the time of termination has already accrued to either Party hereto or which may thereafter accrue in respect of any act or omission prior to such termination. Such rights shall include but not be limited to the recovery of any monies due hereunder.
b.On termination or expiry of this Agreement each Party shall at the request of the other Party, within [ * ] of such request and at the requesting Party’s cost return to the requesting Party or otherwise destroy (at the requesting Party’s election) all such documents and Confidential Information, together with all know-how and/or information of a technical nature relating to the Product and its manufacture which it has in its possession and which were provided to it by the requesting Party, together with all copies thereof (except one (1) copy, which may be retained pursuant to Section 17.3).
c.With effect from termination or expiry of this Agreement neither Party shall make any use for any purpose whatsoever of any Intellectual Property or Confidential Information which is the property of the other Party and shall ensure that copies thereof are dealt with in accordance with Section 16.
d.The termination or expiry of this Agreement shall not release either Party from any liability or right of action or any other obligation which has arisen at the time of termination or may thereafter accrue in respect of any act or omission prior to the date of such termination or expiry.
e.Sections 14.2, 14.4, 14.7 (Complaints and Product Recall), 15 (Documents and Reports), 16 (Intellectual Property Rights), 17 (Confidentiality), 18 (Force Majeure), 22 (Rejection and Replacement of Defective Product), 23 (Indemnities), 24 (Warranties and Disclaimers), 25 (Limitation of Liability), 27 (Duration and Termination), 28

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(Consequences of Termination), 30 (Notices), 37 (Dispute Resolution), and 39 (Governing Law) shall survive any termination or expiry of this Agreement.
f.The Supplier agrees, at the Purchaser’s expense, to provide the Purchaser with reasonable assistance with respect to any investigation required by any Regulator with respect to manufacture of the Product carried out prior to such termination or expiry even if such investigation commences after the date of such termination or expiry.
g.The Supplier shall cease to produce any Product for the Purchaser, and will issue the Purchaser with an invoice for all work in progress, unused Materials and outstanding costs incurred by the Supplier in the manufacture of the Product as detailed in any Order. Such invoice shall be paid in accordance with the provisions of Section 7.3.
h.Except as provided under this Agreement, no compensation whether for loss of profit or any other reason whatsoever shall be payable to either Party arising from any termination of this Agreement.
29.Waiver
No waiver or forbearance by a Party in enforcing any of its rights under this Agreement shall prejudice or affect the ability of such Party to enforce such rights or any of its other rights at any time in the future. No waiver shall be effective unless in writing and signed by the waiving Party. For the avoidance of doubt, it is agreed that a waiver of a right on one occasion shall not constitute a waiver of the same right in the future.
30.Notices
a.Any notice given in accordance with this Agreement shall be in writing and shall be properly served if sent by registered mail, express delivery service, delivered by hand or electronic mail to the address of either Party set out at the commencement of this Agreement and as set out herein, marked for the attention of:
(a)  in the case of Supplier, the Account Manager, with a copy to the Sales and Marketing Director; and
(b)  in the case of the Purchaser, the Head of Production Planning & Supply Operations, with a copy to the General Counsel.
b.Notice shall be deemed to have been served:-
i..two (2) Business Days after the date of posting, if sent by first class post;
ii..if delivered by express delivery service or by hand, on the date of delivery; or
iii..if sent by electronic mail, at the time of sending provided that, if an electronic notification is received by the sender's email system within twenty four (24) hours after the notice was sent informing the sender that the notice has not been delivered or that the recipient is not available to receive it, the notice shall be deemed not to have been received (Purchaser’s notice email address is [ * ]) (Supplier's notice email address is [ * ]).
c.The Parties agree that all forecasts and orders and related acknowledgements pursuant to Section 3 may be sent by electronic mail to the email addresses of the relevant Party set out below. Each communication shall be marked for the attention of the relevant

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individuals set out below or for the attention of such other individuals at to such alternative addresses as may notified to the other Party by email or in writing in advance pursuant to this Section 30:
i..Supplier - for the attention of [ * ] with a copy to [ * ]; and
ii..Purchaser - for the attention of [ * ]; and with a copy to: [ * ].
31.Relationship of the Parties
Each Party is an independent contractor and neither is the agent of the other. Neither Party is authorised to incur any expenditure or cost for the other without the written consent of that Party.
32.Assignment and Subcontracting
a.The Supplier shall entitled to perform any of the obligations undertaken by it:-
i..through a subsidiary or holding company of it (or a subsidiary of any such holding company) and any act or omission of any such subsidiary or holding company shall for the purposes of this Agreement be deemed to be the act or omission of the Supplier; and/or
ii..with the use of agents or subcontractors, provided any act or omission of any such agents or subcontractors shall for all purposes of this Agreement be deemed to be the act or omission of the Supplier.
b.Except as provided in Section 32.1 either Party shall have the right to assign its rights or obligations under this Agreement in the event of a merger or consolidation or to a purchaser of substantially all the assets to which this Agreement relates without the prior written consent of the other Party and Purchaser may assign its rights or obligations under this Agreement to an Affiliate without the prior written consent of the Supplier.
c.Except as provided in Section 32.1 and 32.2, neither Party may assign its rights or obligations under this Agreement without the express prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.
d.To the extent that any Purchaser Affiliates, licensees, sublicensees or collaboration partners perform on behalf of the Purchaser under this Agreement, they shall comply with the obligations and restrictions applicable to the Purchaser under this Agreement. The Purchaser shall remain responsible to the Supplier for all acts and omissions of any Purchaser Affiliate, licensee, sublicensee or collaboration partner and shall manage their performance at its sole cost and expense.
33.Entire Agreement
a.This Agreement represents the entire agreement between the Parties and supersedes and extinguishes all previous agreements, understandings and negotiations between the Parties in respect of the subject matter hereof and shall apply to the exclusion of all other standard conditions of sale or purchase, whether written, oral, express or implied which either Party may purport to apply or which are endorsed upon any correspondence or documents issued by either Party irrespective of their date of communication.

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b.Each Party acknowledges that in entering into this Agreement, it is not relying upon any statement, draft, agreement, undertaking, warranty, promise, assurance or arrangement of any nature whatsoever, whether written or otherwise, relating to the subject matter of this Agreement made by any person prior to the date of this Agreement which is not set out in this Agreement. Except in the case of fraud, no Party shall have any right of action against the other Party arising out of or in connection with any such statement, except to the extent it is repeated in this Agreement.
34.Conflict Between Documents
If there is a conflict, discrepancy, or inconsistency between the terms of this Agreement and any Order, Quality Agreement, or other document or form used by the parties, the terms of this Agreement will take precedence, except that with respect to quality assurance and quality compliance matters, the terms of the Quality Agreement shall take precedence over the terms of this Agreement.
35.Amendments
The Agreement may only be amended in writing by authorised representatives of both Parties.
36.Severability
Each provision of this Agreement is a distinct and severable provision and if any provision is deemed illegal, void or unenforceable, the validity, legality, or enforceability of any other provision or portion of this Agreement shall not be affected thereby.
37.Dispute Resolution
The Parties will attempt in good faith to negotiate a settlement to any claim or dispute between them arising out of or in connection with this Agreement. If the matter is not resolved by negotiation within [ * ], the Parties will refer the dispute to [ * ] for the Purchaser and, in the case of the Supplier, [ * ]. Should said senior executives fail to resolve the matter within an additional [ * ], then either Party shall be entitled to refer the matter to be finally settled by binding arbitration [ * ] by [ * ] to be appointed in accordance with the Commercial Rules. The arbitration shall take place in [ * ]. In each case, the proceedings shall be conducted and all documentation shall be presented in the English language. The award of the arbitrators shall be final and without appeal. Any competent court shall be able to order enforcement of the award.
38.Third Party Rights
Except as provided under Section 32, this Agreement does not create, confer or purport to confer any benefit or right enforceable by any person not a party to it.
39.Governing Law
This Agreement is governed by and shall be construed in accordance with the laws of [ * ] without any reference or regard to conflict of laws.
40.Counterparts
This Agreement may be executed in any number of counterparts, and by the parties in separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

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Each counterpart duly signed will constitute an original of the Agreement, but all counterparts together shall constitute one and the same instrument.

SIGNED for and on behalf of STERLING  )
PHARMA SOLUTIONS LIMITED
)
Signature: /s/ Kevin Cook
Name: Kevin Cook
Title: CEO
Date: 4/14/2020

SIGNED for and on behalf of SEATTLE  )
GENETICS INC
)

Signature: /s/ Clay Siegall
Name: Clay Siegall
Title: President and CEO
Date: 4/10/2020

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Schedule 1
Price
[ * ]

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Schedule 2
Specification
[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.